Exhibit 21.1

Subsidiaries (all are 100% owned)

Name                                         Jurisdiction
----                                         ------------

Level 8 Technologies, Inc.                   Delaware

Cicero Technologies, Inc                     Delaware

Template Software de Mexico, S.A. de C.V.    Mexico

Template Software Pty Ltd.                   Australia

Template Software Holding GmbH               Germany

  Template SoftwareGeschaftsfuhrungs GmbH    Germany

  Template Software GmbH                     Germany

Level 8 Worldwide Holdings Ltd.              Delaware

  Seer Technologies de Argentina S.A         Argentina

  Level 8 FSC, Inc.                          Barbados

  Level 8 Benelux B.V                        Netherlands

  Seer Technologies do Brasil Ltda           Brazil

  Level 8 Canada, Inc.                       Canada

  Level 8 Europe (Deutschland) GmbH          Germany

  Level 8 Ireland Limited                    Ireland

  Level 8 Italia S.R.L.                      Italy

  Level 8 Systems Nordic AB                  Sweden

  Seer Korea Co., Limited                    Korea

  Seer Technologies Singapore PTY, Limited   Singapore

  Seer Technologies Hong Kong Limited        Hong Kong

3020126 Canada, Inc. (fka Bizware)           Canada


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